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                                                                  Exhibit 5.0

                                     Law Offices
                       Elias, Matz, Tiernan & Herrick L.L.P.
                               734 15th Street, N.W.
                               Washington, D.C. 20005
                                    (202) 347-0300

                                   October 19, 1998



Board of Directors
Miami Computer Supply Corporation
4750 Hempstead Station
Dayton, Ohio 45429

     Re:  Registration Statement on Form S-3

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 filed by Miami Computer Supply Corporation (the "Company") with the Securities and Exchange Commission on October 19, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 3,760,775 shares of your common stock, no par value (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the Selling Stockholders named in the Registration Statement (the "Selling Stockholders"). We understand that the Shares are to be sold from time to time on the Nasdaq National Market, or otherwise, at prevailing prices or as otherwise described in the Registration Statement. We have also examined the actions taken by the Company in connection with the issuance of the Shares.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers of the Company and of public officials. Certain partners of this firm are

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Miami Computer Supply Corporation
October 19, 1998
Page 2

members of an investment partnership which owns 20.4% of Pittsburgh Investment Group LLC which owns, as of October 6, 1998, 3.5% of the Company's issued and outstanding common stock, no par value ("Common Stock"), and certain members of this firm individually own approximately 247,680 shares of Common Stock.

     Based on the foregoing, and subject to the assumptions set forth herein, as of the date of this letter, it is our opinion that the Shares are validly issued, fully paid and non-assessable. This opinion is being provided solely to the Company and should not be relied upon by any other persons, including the Selling Stockholders.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Prospectus included therein, and any amendments thereto.

                                        Very truly yours,

                                        ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                        By:  /s/ Jeffrey A. Koeppel
                                             ---------------------------------
                                             Jeffrey A. Koeppel, a Partner